EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media: David Bruce (305) 500-4999	Investor Relations: Bob Brunn (305) 500-4053

RYDER SYSTEM REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

- Fourth Quarter Net Earnings of $32.4 Million, Up from Breakeven in 2001-

- Full Year Net Earnings Improve to $93.7 Million from $18.7 Million in 2001-

      MIAMI, February 6, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported fourth quarter 2002 net earnings improved to $32.4 million compared with $0.2 million in the fourth quarter of 2001. Earnings per diluted share (EPS) were $0.52 for the three-month period ended December 31, 2002 compared with a breakeven position in the year-earlier period. Revenue for the fourth quarter 2002 was $1.20 billion, up 1% from $1.19 billion in the comparable period last year.

      The Company recorded restructuring and other charges of $6.2 million, or $0.06 per share, in the fourth quarter of 2002 related to the elimination of positions within the Company’s Supply Chain Solutions (SCS) business segment and Central Support Services. This compared with restructuring and other charges of $32.9 million, or $0.45 per share, in the year-earlier period. Fourth quarter EPS, before restructuring and other items, increased 29% to $0.58 compared with $0.45 in the year-earlier period. EPS in the year-earlier period included a $0.04 per share charge for goodwill amortization, which was eliminated effective January 1, 2002.

      The modest fourth quarter revenue increase was driven primarily by higher fuel prices and increased freight under management within the Company’s SCS business segment. Revenue was again impacted by slow economic conditions in the U.S. and other parts of the world, which caused volume reductions within some industry sectors of the SCS business segment and in certain international areas. These conditions also led to reduced transportation miles run and continued weak leasing demand. However, commercial rental revenue for the fourth quarter 2002 grew 6% compared with the year-earlier period, marking the first rental revenue improvement in 10 quarters. Automotive-related volumes within the SCS business segment also increased.

      “Our streamlined structure and the manner in which we now operate helped Ryder achieve higher earnings without the benefit of an economic rebound in 2002,” said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. “We are, however, encouraged to see signs of revenue improvement in certain parts of Ryder’s business, such as commercial rental which at times has served as an early indicator of improvement in the economy overall.”

Full Year 2002 Results

      Revenue for the full year 2002 was $4.78 billion, down 5% from $5.01 billion for 2001. Ryder’s full year 2002 earnings before goodwill accounting changes were $112.6 million, up from $18.7 million for the prior year. Full year 2002 EPS before goodwill accounting changes increased to $1.80 from $0.31 for 2001. EPS for 2002 included a $0.04 per share charge for restructuring and other items compared with a $1.34 per share charge for restructuring and other items in 2001. EPS for 2001 also included a $0.19 charge for goodwill amortization, which was eliminated effective January 1, 2002, as well as an $0.11 per share one-time tax benefit related to a change in Canadian tax law.

      As previously announced, full year 2002 EPS include a $0.30 one-time charge related to a change in accounting for goodwill effective January 1, 2002. Ryder completed adoption of Statement of Financial Accounting Standards (FAS) No. 142, “Goodwill and Other Intangible Assets,” and recorded a non-cash goodwill impairment charge of $18.9 million associated with the Asian operations of its Supply Chain Solutions business segment. The charge resulted from application of the new impairment methodology prescribed by FAS No. 142 and will have no effect on the Company’s operations. The new accounting standard also eliminated the amortization of goodwill, effective January 1, 2002.

      Swienton further stated, “Our strategic process improvement and cost management actions first begun in 2000 have helped Ryder meet our forecasted earnings despite challenging economic conditions and their effects on many of Ryder’s customers and the Company itself. We enter 2003 with a stronger foundation and are well positioned to respond as the economy improves.”

      Ryder Senior Executive Vice President and Chief Financial Officer C.J. Nelson said, “We stayed the course in 2002 and maintained a sharp focus on operational excellence, strengthening our balance sheet, generating free cash flow, asset management, and effective use of our capital capacity. Through the actions of our team, Ryder is better positioned to act on new opportunities for profitable growth created by the economic uncertainty present today.”

Fourth Quarter Business Segment Operating Results

      Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes the amortization of goodwill and intangibles.

Fleet Management Solutions

      Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package which provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

      In the FMS business segment, dry revenue (revenue excluding fuel) in the fourth quarter of 2002 was $651.0 million, down 1% compared with $655.2 million in the year-earlier period. The fourth quarter year-over-year decline in dry revenue represents an improvement from the 3% rate of decline in the third quarter of 2002. Fuel revenue for the fourth quarter 2002 increased 11% compared with the same period 2001 due to higher fuel prices, which were partially offset by reduced volume.

      Full service lease and programmed maintenance revenue for the fourth quarter remained lower than the prior-year period because of continued softness of the U.S. economy. Despite a smaller rental fleet, however, Ryder’s fourth quarter 2002 commercial rental revenue grew from the year-earlier period, driven by higher utilization and pricing. Utilization improved for the fourth consecutive quarter.

      The FMS business segment’s NBT increased 39%, to $63.8 million in the fourth quarter of 2002, compared with $46.0 million in the same period of 2001. This improvement occurred notwithstanding the increased pension expense for the fourth quarter of 2002 of $6.0 million over the year-earlier period. Business segment NBT as a percentage of dry revenue was 9.8% in the fourth quarter of 2002 compared with 7.0% in the same quarter a year ago. The NBT increases were due primarily to increased rental utilization, improvement in used truck sales, lower interest costs, and improvement in operating expenses stemming from Ryder’s cost management and process improvement actions.

Supply Chain Solutions

      Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

      In the SCS business segment, fourth quarter 2002 revenue totaled $344.4 million, up 2% from $339.1 million in the comparable period in 2001. Fourth quarter 2002 operating revenue was $233.6 million, down 4% from $242.9 million in the comparable period a year ago. The decreases were due primarily to volume reductions resulting from recession-related slowdowns and the non-renewal of certain customer contracts. These impacts were partially offset by automotive-related volume increases in the Company’s U.S. and European operations.

      The SCS business segment’s NBT was a $1.1 million loss in the fourth quarter of 2002 compared with earnings of $3.8 million in the same quarter of 2001. Business segment NBT as a percentage of operating revenue was a negative 0.5% in the fourth quarter of 2002 compared with 1.6% in the same quarter of 2001. These decreases were driven by lower operating revenue and real estate lease termination charges of

$2.9 million, which were partially offset by improvement in the segment’s European operations and reduced overhead spending.

Dedicated Contract Carriage

      Ryder’s Dedicated Contract Carriage (DCC) segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and extensive logistical engineering support.

      In the DCC business segment, fourth quarter 2002 revenue totaled $133.6 million, essentially unchanged compared with $133.5 million in the fourth quarter of 2001. Operating revenue in the fourth quarter was $132.6 million, relatively even with the year-earlier period.

      The DCC business segment’s NBT decreased in the fourth quarter of 2002 to $7.9 million compared with $10.0 million in the fourth quarter of 2001. Business segment NBT as a percentage of operating revenue was 5.9% compared with 7.5% in 2001. These decreases were primarily caused by higher overhead spending.

Corporate Financial Information

Central Support Services

      Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

      In the fourth quarter of 2002, CSS costs decreased to $58.4 million, from $59.4 million in the year-earlier period. This marked the eighth consecutive quarter of reduced CSS costs. These decreases were attributable primarily to lower spending across most departments and the benefits of insourcing information technology functions formerly provided under contract, which were offset by higher incentive compensation and lower income on investments used to fund certain benefit plans. Net unallocated CSS costs for the fourth quarter 2002 were $4.6 million compared with $3.7 million for the same period of 2001.

      For the full year, CSS costs decreased to $233.4 million compared with $245.2 million in the year-earlier period. Net unallocated CSS costs for the full year 2002 were $24.6 million compared with $25.4 million for the full year 2001.

Capital Expenditures

      Capital expenditures were $156.5 million in the fourth quarter of 2002, up 37% when compared with $114.6 million in the same quarter of 2001. For the full year 2002, capital expenditures were down 9% to $600.3 million, from $656.6 million in 2001. The full year reduction in capital expenditures was related to improved processes and controls, and slower market demand.

Pension Equity Charge

      As previously announced, the Company recorded a non-cash equity charge of $227.6 million as of December 31, 2002 in connection with the accrual of additional minimum pension liability. The after-tax equity charge primarily reflects the under-funded status of the Company’s qualified U.S. pension plan resulting from recent declines in the market value of equity securities coupled with declines in long-term interest rates. Although this non-cash charge impacts reported leverage ratios, it does not affect the Company’s compliance with its existing financial debt covenants.

Leverage and Free Cash Flow

      On-balance-sheet debt as of December 31, 2002 was reduced by $157.3 million compared with the prior year end. However, the leverage ratio for on-balance-sheet debt at year end 2002 remained essentially unchanged at 140% compared with the previous year end, due to the impact of non-cash pension charges mentioned above. Total obligations including securitization to equity for fourth quarter 2002 were 201%, down from 234% in the year-earlier period. Free cash flow for the full year 2002 is estimated to be $351 million compared with $129 million for the full year 2001.

      Commenting on Ryder’s corporate financial performance, Nelson stated, “In 2002 we achieved a stronger financial position as reflected in the balance sheet and current cash flow improvement. This resulted from the impact of better management of assets, working capital, and costs, as well as improved earnings. Notably, our life-cycle approach to managing assets helped us close the year with the lowest level of non-revenue-earning equipment in 48 months.”

About Ryder

      Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

      The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the sixth consecutive year, Ryder was featured in the 2002 Fortune Most Admired Companies survey of corporate reputations. Forbes named Ryder to its “Magnetic 40” as “Best in Transportation and Logistics” for creating a “network of partnerships that can spur growth, innovation and most important, serve customers better.” InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the fifth consecutive year, Inbound Logistics recognized Ryder in 2002 as the top third-party logistics provider.

      Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2001 revenue of $5 billion, Ryder ranks 341st on the Fortune 500 and 326th on Barron’s 500.

      For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions.

Conference Call and Webcast Information:

Ryder’s fourth quarter/full year 2002 earnings webcast is scheduled for Thursday, February 6, 2003 from 11:00 a.m. to 12:00 noon (Eastern Standard Time). Speakers will be Gregory T. Swienton, Chairman, President and Chief Executive Officer, and C. J. Nelson, Senior Executive Vice President and Chief Financial Officer.

>	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG4751572 and Passcode: RYDER.

>	To access audio replays of the conference and view a presentation of Ryder’s fourth quarter/full year earnings results: Dial 1-800-337-6569 and use the Passcode: 0206, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

7-03

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2002 and 2001
(In millions, except per share data)

	Three Months		Twelve Months

	2002	2001	2002	2001

Revenue	$1,204.7	1,187.7	$4,776.3	5,006.1

Operating expense	491.4	493.3	1,949.4	2,132.5
Salaries and employee-related costs	317.5	295.1	1,268.7	1,212.2
Freight under management expense	111.8	97.2	414.4	436.4
Depreciation expense	140.1	140.2	552.5	545.5
Gains on vehicle sales, net	(4.4)	(2.4)	(14.2)	(12.0)
Equipment rental	76.9	104.5	343.5	427.0
Interest expense	21.3	25.9	91.7	118.5
Miscellaneous income, net	(6.4)	(9.3)	(9.8)	(1.3)
Restructuring and other unusual charges, net	6.2	32.9	4.2	116.6

	1,154.4	1,177.4	4,600.4	4,975.4
Earnings before income taxes	50.3	10.3	175.9	30.7
Provision for income taxes	(17.9)	(10.1)	(63.3)	(12.0)

Net earnings before cumulative effect of change in accounting principle	32.4	0.2	112.6	18.7
Cumulative effect of change in accounting principle	—	—	(18.9)	—

Net earnings	$32.4	0.2	$93.7	18.7

Diluted earnings per common share	$0.52	—	$1.50	0.31

Average common shares — diluted	62.7	60.9	62.6	60.7

Supplemental earnings per share information:
Earnings prior to goodwill amortization, one-time tax benefit, restructuring charges and cumulative change in accounting principle	$0.58	0.49	$1.84	1.73
Goodwill amortization	—	(0.04)	—	(0.19)

Earnings prior to one-time tax benefit, restructuring charges and change in acct principle	0.58	0.45	1.84	1.54
One-time tax benefit	—	—	—	0.11

Earnings prior to restructuring charges and change in acct principle	0.58	0.45	1.84	1.65
Restructuring and other unusual charges, net	(0.06)	(0.45)	(0.04)	(1.34)

Earnings prior to cumulative change in accounting principle	0.52	—	1.80	0.31
Cumulative change in accounting principle	—	—	(0.30)	—

Net earnings	$0.52	—	$1.50	0.31

NOTE:	Earnings per share amounts are calculated independently for each component and may not be additive due to rounding. Certain amounts have been reclassified to conform to current presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS — PRELIMINARY AND UNAUDITED
(In millions)

	December 31,	December 31,
	2002	2001

Assets:
Current assets	$1,024.2	984.0
Revenue earning equipment	2,497.6	2,479.1
Operating property and equipment	530.9	566.9
Other assets	714.3	897.2

	$4,767.0	4,927.2

Liabilities and Shareholders’ Equity:
Current liabilities (including current portion of long-term debt)	$862.1	1,018.4
Long-term debt	1,389.1	1,391.6
Other non-current liabilities (including deferred income taxes)	1,407.6	1,286.5
Shareholders’ equity	1,108.2	1,230.7

	$4,767.0	4,927.2

NOTE: Certain amounts have been reclassified to conform to current presentation.

SELECTED KEY RATIOS

	December 31,	December 31,
	2002	2001

Debt to equity	140%	139%
Total obligations to equity (a)	173%	199%
Total obligations to equity, including securitizations (a)	201%	234%

	Twelve months ended
	December 31,

	2002	2001

Return on average common equity (b)	8.9%	1.5%
Return on average assets (b)	2.3%	0.4%
Average asset turnover	98.6%	97.1%
Return on total capital (b)	6.1%	2.9%

(a) — Total obligations represent debt plus off-balance sheet equipment obligations.
(b) — Excludes the effect of change in accounting principle in 2002.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS
Periods ended December 31, 2002 and 2001
(In millions)
(unaudited)

	Three Months			Twelve Months

	2002	2001	B(W)	2002	2001	B(W)

Revenue:
Fleet Management Solutions:
Full service lease and program maintenance	$444.3	456.6	(2.7%)	$1,795.3	1,855.8	(3.3%)
Commercial rental	119.4	113.0	5.7%	458.4	468.4	(2.1%)
Fuel	153.7	139.1	10.5%	582.6	658.4	(11.5%)
Other	87.3	85.6	2.0%	346.7	369.9	(6.3%)

Total Fleet Management Solutions	804.7	794.3	1.3%	3,183.0	3,352.5	(5.1%)
Supply Chain Solutions	344.4	339.1	1.6%	1,388.3	1,453.8	(4.5%)
Dedicated Contract Carriage	133.6	133.5	0.1%	518.0	535.0	(3.2%)
Eliminations	(78.0)	(79.2)	1.5%	(313.0)	(335.2)	6.6%

Total revenue	$1,204.7	1,187.7	1.4%	$4,776.3	5,006.1	(4.6%)

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$63.8	46.0	38.7%	$214.4	194.4	10.3%
Supply Chain Solutions	(1.1)	3.8	NA	(6.2)	(6.8)	8.8%
Dedicated Contract Carriage	7.9	10.0	(21.0%)	31.1	34.8	(10.6%)
Eliminations	(9.5)	(10.0)	5.0%	(34.6)	(37.0)	6.5%

	61.1	49.8	22.7%	204.7	185.4	10.4%
Unallocated Central Support Services	(4.6)	(3.7)	(24.3%)	(24.6)	(25.4)	3.1%

Goodwill amortization	—	(2.9)	NA	—	(12.7)	NA

Earnings before restructuring and other charges, net and income taxes	56.5	43.2	30.8%	180.1	147.3	22.3%
Restructuring and other charges, net	(6.2)	(32.9)	81.2%	(4.2)	(116.6)	96.4%

Earnings before income taxes	50.3	10.3	388.3%	175.9	30.7	473.0%
Provision for income taxes	(17.9)	(10.1)	(77.2%)	(63.3)	(12.0)	(427.5%)

Net earnings before cumulative effect of change in acct principle	32.4	0.2	NA	112.6	18.7	NA
Cumulative effect of change in accounting principle	—	—	NA	(18.9)	—	NA

Net earnings	$32.4	0.2	NA	$93.7	18.7	401.1%

      NOTE: In 2001, segment earnings before income taxes exclude goodwill amortization.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION
Periods ended December 31, 2002 and 2001
(In millions)
(unaudited)

	Three Months			Twelve Months

	2002	2001	B(W)	2002	2001	B(W)

Fleet Management Solutions
Total revenue	$804.7	794.3	1.3%	$3,183.0	3,352.5	(5.1%)
Fuel revenue	(153.7)	(139.1)	10.5%	(582.6)	(658.4)	(11.5%)

Dry revenue	$651.0	655.2	(0.6%)	$2,600.4	2,694.1	(3.5%)

Earnings before income taxes	$63.8	46.0	38.7%	$214.4	194.4	10.3%

Earnings before income taxes as % of total revenue	7.9%	5.8%		6.7%	5.8%

Earnings before income taxes as % of dry revenue	9.8%	7.0%		8.2%	7.2%

Supply Chain Solutions
Total revenue	$344.4	339.1	1.6%	$1,388.3	1,453.8	(4.5%)
Freight Under Management (FUM) expense	(110.8)	(96.2)	(15.2%)	(410.5)	(431.5)	4.9%

Operating revenue	$233.6	242.9	(3.8%)	$977.8	1,022.3	(4.4%)

Earnings before income taxes	$(1.1)	3.8	NA	$(6.2)	(6.8)	8.8%

Earnings before income taxes as % of total revenue	-0.3%	1.1%		-0.4%	-0.5%

Earnings before income taxes as % of operating revenue	-0.5%	1.6%		-0.6%	-0.7%

Dedicated Contract Carriage
Total revenue	$133.6	133.5	0.1%	$518.0	535.0	(3.2%)
Freight Under Management (FUM) expense	(1.0)	(1.0)	0.0%	(3.9)	(4.9)	20.4%

Operating revenue	$132.6	132.5	0.1%	$514.1	530.1	(3.0%)

Earnings before income taxes	$7.9	10.0	(21.0%)	$31.1	34.8	(10.6%)

Earnings before income taxes as % of total revenue	5.9%	7.5%		6.0%	6.5%

Earnings before income taxes as % of operating revenue	6.0%	7.5%		6.0%	6.6%

      NOTE: In 2001, segment earnings before income taxes exclude goodwill amortization.